Exhibit 99.1

IGI Laboratories Announces Closing of $125 Million

of 3.75% Convertible Senior Notes Due 2019

Buena, NJ - (PR NEWSWIRE) IGI Laboratories, Inc. (NYSE MKT: IG; “IGI” or the “Company”) announced today the closing of its offering of $125 million aggregate principal amount of 3.75% Convertible Senior Notes due 2019 (the “Notes”). The Notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes bear interest at a fixed rate of 3.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015 and mature on December 15, 2019, unless earlier repurchased, redeemed or converted. The Notes are convertible into shares of IGI’s common stock, cash or a combination thereof. However, if IGI has not received stockholder approvals to increase the number of authorized shares of IGI’s common stock and comply with certain listing standards of the NYSE MKT, IGI would be required to satisfy any conversion obligations solely in cash or, at IGI’s option subject to certain conditions and limitations, in shares of IGI’s common stock. The Notes are convertible at an initial conversion price of approximately $11.29 per share, which is equivalent to an initial conversion rate of 88.5716 shares per $1,000 principal amount of Notes, subject to adjustment in certain events, such as distributions of dividends or stock splits. Holders may convert their Notes at their option prior to September 15, 2019, when or if certain conditions have been met or circumstances have occurred, such as the Company’s stock price exceeds 130% of the conversion price under the Notes for a designated period of time, or the trading price of the Notes is, for a designated period of time, less than 98% of the closing sale price of IGI’s common stock multiplied by the then-current conversion rate of the Notes, or IGI calls Notes for redemption, or certain specified corporate events occur. Holders may also convert their Notes at their option at any time on or after September 15, 2019 and prior to the close of business on the business day immediately preceding the stated maturity date. In addition, following the occurrence of a “make-whole fundamental change” (as defined in the Indenture) or the delivery by IGI of a notice of redemption, the conversion rate for a holder who elects to convert its Notes in connection with such make-whole fundamental change or such notice of redemption will increase in certain circumstances. Additionally, subject to certain conditions, the Company may redeem for cash any or all outstanding Notes on or after December 19, 2017 in an amount equal to the outstanding principal amount of such Notes, plus accrued and unpaid interest.

IGI estimates that the net proceeds from the sale of the Notes is approximately $120.5 million after deducting the initial purchasers’ discount and estimated offering expenses payable by IGI. IGI intends to use the net proceeds from the sale of the Notes for general corporate purposes, including, without limitation, capital expenditures and potential future acquisitions and strategic transactions. IGI has no pending agreement or understanding with respect to any such acquisition or transaction.

The Company was represented by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. in connection with this offering.

The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act, applicable state securities laws or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. IGI does not intend to file a registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements about the offering and the anticipated use of the proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, market and other conditions and the impact of general economic, industry or political conditions in the United States or internationally. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the offering, IGI and our business can be found under the heading “Risk Factors” in the filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

CONTACT:
Jenniffer Collins
IGI Laboratories, Inc.

(856) 697-4379

JennifferCollins@IGIlabs.com

www.igilabs.com